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                                                                 EXHIBIT 99.7(b)

                   VARIABLE ANNUITY GMDB REINSURANCE AGREEMENT


                                     Between

                 COMMONWEALTH ANNUITY AND LIFE INSURANCE COMPANY
                (Hereinafter referred to as the "CEDING COMPANY")
                           Southborough, Massachusetts

                                       And

                        THE CANADA LIFE ASSURANCE COMPANY
                  (Hereinafter referred to as the "REINSURER")
                            Toronto, Ontario, Canada
                 using its Michigan branch as its port of entry

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                                TABLE OF CONTENTS

                                                             ARTICLE           PAGE
                                                         ---------------  ---------------
Access to Records                                                     IX               10
Arbitration                                                         XIII               13
Automatic Provisions                                                  IV                7
Currency                                                              XI               11
Definitions                                                            I                3
Effective Date, Term and Termination                                 III                5
Insolvency                                                           XII               12
Litigation                                                          VIII               10
Miscellaneous                                                         XV               14
Notices                                                              XVI               15
Offset                                                               XIV               14
Parties to the Agreement                                              II                5
Premium Accounting                                                     V                7
Reinsurance Claim Settlement                                          VI                8
Reserves                                                             VII                9
Unintentional Errors, Misunderstandings or Omissions                   X               11

SCHEDULES

A    Description of Guaranteed Minimum Death Benefits (GMDBs)
B    Investment Funds Subject to this Reinsurance Agreement
C-1  Limits and Rules of CEDING COMPANY
C-2  Limits and Rules of the REINSURER
D    REINSURANCE PREMIUM RATES by Treaty Year
E    MORTALITY RATE by Attained Age and Sex of INSURED LIFE
F    REINSURER Quota Share of Risk
G    CEDING COMPANY Reporting Format and Data Requirements

Commonwealth and Canada Life Assurance                                      GMDB

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ARTICLE I - DEFINITIONS

A.   DURATION OF AGREEMENT:

EFFECTIVE DATE MEANS MARCH 31, 2012.

BUSINESS DAY MEANS ANY DAY THAT SECURITIES ARE TRADED ON THE NEW
                                 YORK STOCK EXCHANGE.

MONTHLY VALUATION DATE means the last BUSINESS DAY of each month.

TERMINATION DATE means November 30, 2022.

B.   CONTRACT DEFINITIONS:

VARIABLE ANNUITY CONTRACT means a written annuity contract issued by the CEDING COMPANY or its predecessors, or 100% reinsured by CEDING COMPANY for a written annuity contract issued by First Allmerica Financial Life Insurance Company, to a contract owner in accordance with which the CEDING COMPANY agrees to provide specified benefits in accordance with specified terms and conditions.

INSURED LIFE means the owner or annuitant, as specified in the VARIABLE ANNUITY CONTRACT, upon whose death a claim may be due under this Agreement.

GMDB TYPE means one of the Guaranteed Minimum Death Benefits specified in the VARIABLE ANNUITY CONTRACT and described in Schedule A.

ACCOUNT VALUE means for each VARIABLE ANNUITY CONTRACT, the sum of the invested assets in the investment funds described in Schedule B, as also further described in Article IV, Section C.

GMDB AMOUNT means the CEDING COMPANY's minimum required payment, pursuant to a VARIABLE ANNUITY CONTRACT, on the death of the INSURED LIFE.

EXCLUDED CONTRACT means any VARIABLE ANNUITY CONTRACT that has (a) a GMDB provision that is suspended due to change in owner or annuitant, (b) a GMDB AMOUNT that is contractually set to the ACCOUNT VALUE, or (c) a spousal continuation. Any EXCLUDED CONTRACT shall be treated as such only on and after the date as of which it satisfies any of the conditions identified as (a), (b), or (c) above.

ACTIVE CONTRACT means a VARIABLE ANNUITY CONTRACT, other than an EXCLUDED CONTRACT, that remains in effect and has not terminated due to death, lapse, surrender or some other valid contingency, has not been annuitized, provided, however, if the VARIABLE ANNUITY CONTRACT is reinstated or the annuitization has been reversed pursuant to the VARIABLE ANNUITY CONTRACT or CEDING COMPANY procedures, and the VARIABLE ANNUITY CONTRACT has not exceeded its maximum annuity

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commencement date, then the VARIABLE ANNUITY CONTRACT shall be considered to be an ACTIVE CONTRACT.

NET AMOUNT AT RISK means, for each ACTIVE CONTRACT, the excess, if any, of the GMDB AMOUNT over the ACCOUNT VALUE.

C.   REINSURED AMOUNT DEFINITION:

REINSURED NET AMOUNT AT RISK means the NET AMOUNT AT RISK multiplied by the REINSURER's quota share of risk, with such REINSURED NET AMOUNT AT RISK not to exceed $4,000,000 for each ACTIVE CONTRACT, in accordance with Schedule F.

D.   REINSURANCE PREMIUM DEFINITIONS:

REINSURANCE PREMIUM RATE means the numerical percentage provided in Schedule D, based on the attained age and sex of the INSURED LIFE, or of the oldest INSURED LIFE if joint lives are insured.

MORTALITY RATE means a numerical value, provided in Schedule E, based on the attained age and sex of the INSURED LIFE, or of the oldest INSURED LIFE if joint lives are insured.

MONTHLY REINSURANCE PREMIUM means the sum of a) and b) where
     a) is the sum, for each ACTIVE CONTRACT covered by this Agreement that did not terminate due to death in the current month, of the product of REINSURANCE PREMIUM RATE times the MORTALITY RATE times the REINSURED NET AMOUNT AT RISK as of the preceding MONTHLY VALUATION DATE, and
     b) is the sum, for each ACTIVE CONTRACT covered by this Agreement that terminated due to death in the current month, of the product of REINSURANCE PREMIUM RATE times the MORTALITY RATE times the REINSURED NET AMOUNT AT RISK as of the date the GMDB CLAIM is in good order. To the extent multiple beneficiaries are involved in a GMDB CLAIM and fewer than all, but at least one, of the beneficiaries have received a portion of the GMDB AMOUNT from the CEDING COMPANY, the REINSURED NET AMOUNT AT RISK for the purpose of this item b) shall be based on each beneficiary's portion of the GMDB AMOUNT.

REINSURANCE PREMIUM DUE DATE means the MONTHLY VALUATION DATE.

REMITTANCE DATE means the BUSINESS DAY on or immediately preceding the 25th day of the calendar month following the REINSURANCE PREMIUM DUE DATE.

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E.   REINSURANCE CLAIM DEFINITION:

GMDB CLAIM means the REINSURED NET AMOUNT AT RISK on the date that CEDING COMPANY receives all claim paperwork in good order. To the extent multiple beneficiaries are involved in a GMDB CLAIM and fewer than all, but at least one, of the beneficiaries have received a portion of the GMDB AMOUNT from the CEDING COMPANY, the REINSURER shall pay the GMDB CLAIM to the CEDING COMPANY in the same proportion and at the same time as beneficiaries are paid the GMDB AMOUNTS. For the avoidance of doubt, CEDING COMPANY and REINSURER agree that for each respective beneficiary in a multiple beneficiary situation, GMDB CLAIM means each beneficiary's portion of the REINSURED NET AMOUNT AT RISK on the date CEDING COMPANY receives from each such beneficiary all claim paperwork in good order.

Notwithstanding anything to the contrary in the Reinsurance Agreement, in cases that require state imposed post-mortem interest to be added to the resulting GMDB claim amount, as determined by the CEDING COMPANY, such interest shall be added to the GMDB CLAIMS request for reimbursement submitted to the REINSURER and shall be paid to the CEDING COMPANY in the same manner as the GMDB CLAIM.

ARTICLE II - PARTIES TO THE AGREEMENT

This Agreement shall be binding upon and shall inure solely to the benefit of the CEDING COMPANY and the REINSURER. This Agreement shall not and is not intended to create any legal relationship or confer any rights and obligations between the REINSURER and any third party, including without limitation, annuitants, contract owners, certificate owners, beneficiaries, applicants or assignees under any ACTIVE CONTRACT.

ARTICLE III - EFFECTIVE DATE, TERM AND TERMINATION

A.   The Agreement covers VARIABLE ANNUITY CONTRACTS that:

     (i)   are among the GMDB TYPES identified in Schedule A;

     (ii)  have accounts invested in the investment funds described in Schedule
           B;

     (iii) were issued between September 11,1991 and November 29, 2002;

     (iv)  are ACTIVE CONTRACTS on the EFFECTIVE DATE;

     (v) are in compliance with all of the other terms and provisions of this Agreement

B. Subject to paragraphs C and D below, this Agreement will terminate on the TERMINATION DATE.

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C.   The CEDING COMPANY shall have the option of terminating this Agreement immediately upon written notice to the REINSURER after the occurrence of sub-provision 1 below, and with ninety (90) days written notice to the REINSURER after the occurrence of sub-provision 2 below:

          1. An order appointing a receiver, conservator or trustee for management of REINSURER is entered or a proceeding is commenced for rehabilitation, liquidation, supervision or conservation of REINSURER.
          2. REINSURER's Standard and Poor's Claim Paying Rating ("S&P Rating") is reduced to "BBB-" or lower, but only if at the time of such rating, the CEDING COMPANY is rated higher than BBB-. REINSURER must report any adverse change in its S&P Rating to CEDING COMPANY within fifteen (15) days of the change. Any notice of termination given by the CEDING COMPANY enabled by such rating reduction shall be deemed withdrawn if the REINSURER's S&P Rating is restored to a level higher than "BBB-" or the CEDING COMPANY's S&P Rating falls at or below the REINSURER's S&P Rating during the 90-day notice period.

D. The REINSURER shall have the option of terminating this Agreement with ninety (90) days written notice to the CEDING COMPANY after the occurrence of any of the following:

          1. The CEDING COMPANY fails to provide timely submissions of data in accordance with Schedule G. The REINSURER must provide CEDING COMPANY with Notice of Termination. If, during the ninety (90) days following this notification, the REINSURER receives all data submissions in arrears, this Agreement will remain in effect and the notice of termination shall be deemed withdrawn. If the CEDING COMPANY fails to provide the submission of data in accordance with Schedule G as of the close of the last day of this ninety (90) day notice period, the REINSURER's liability for all risks reinsured associated with the withheld data under this Agreement will terminate.

          2. The CEDING COMPANY fails to pay premium on or before the REMITTANCE DATE. In the event that the premiums are not paid by the REMITTANCE DATE other than amounts that are the subject of a good faith dispute, the REINSURER shall have the right to terminate this agreement by giving ninety (90) days written notice of termination to the CEDING COMPANY. If all premiums in default and interest owed in accordance with Article III, paragraph E are received by the REINSURER within the ninety (90) day time period, this Agreement will remain in effect and the notice of termination shall be deemed withdrawn. If premiums remain in default as of the close of the last day of this ninety
               (90) day notice period other than amounts that are the subject of a good faith dispute, the REINSURER's liability for all risks reinsured associated with the defaulted premiums under this Agreement will terminate.

E. Except as otherwise provided herein, upon termination of this Agreement, the REINSURER shall have no reinsurance liability with respect to any VARIABLE ANNUITY CONTRACTS. Notwithstanding termination of reinsurance as provided herein, the CEDING COMPANY shall continue to be liable to the REINSURER for all undisputed

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     unpaid reinsurance premiums earned by the REINSURER under this Agreement and the REINSURER shall continue to be liable to the CEDING COMPANY for all unpaid GMDB CLAIMS owed to the CEDING COMPANY under this Agreement for deaths occurring prior to or on the TERMINATION DATE subject to the limitation of Article VI, Section F. Such amounts owed by either party are subject to a daily interest charge from the REMITTANCE DATE until the date paid. The daily interest rate is equal to 1/365 times the sum of (1) the 3-month LIBOR rate as of the most recent MONTHLY VALUATION DATE, as published in the Wall Street Journal, plus 1.00%.

ARTICLE IV - AUTOMATIC PROVISIONS

A. Subject to Article III, on the EFFECTIVE DATE of this Agreement, the CEDING COMPANY shall automatically cede and the REINSURER shall automatically accept the ACTIVE CONTRACTS that are covered under this Agreement.

B. This Agreement covers only the liability for GMDB CLAIMS paid under VARIABLE ANNUITY CONTRACT forms or benefit rider forms that were inforce prior to the EFFECTIVE DATE.

C. This Agreement covers only the liability for GMDB CLAIMS paid under VARIABLE ANNUITY CONTRACTs invested in Variable and Fixed investment funds listed on Schedule B. If the CEDING COMPANY intends to cede to the REINSURER a liability with respect to a new or revised investment fund it must provide written notice to the REINSURER of such intention together with a copy of the new or revised investment fund, and a revised Schedule
     B. The CEDING COMPANY may add new or revised investment funds without REINSURER approval.

D. This Agreement covers only the liability for GMDB CLAIMS where the date of death of the INSURED LIFE is on or after the EFFECTIVE DATE and before or on the TERMINATION DATE.

E. The REINSURER'S liability for GMDB CLAIMS may be limited in accordance with Schedule C-2.

ARTICLE V - PREMIUM ACCOUNTING

A. If reinsurance premiums are not paid by the REMITTANCE DATE, interest in accordance with Article III, paragraph E will be assessed from the REMITTANCE DATE.

B. On or before the REMITTANCE DATE, the CEDING COMPANY shall forward to the REINSURER its statement of account and data requirements as set forth in Schedule G together with its remittance for the MONTHLY REINSURANCE PREMIUM as shown therein as well as any premium adjustments from the prior period.

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C.   If the amounts due cannot be determined by the REMITTANCE DATE, the CEDING
     COMPANY shall have ninety (90) days to determine the appropriate premium and remit with interest in accordance with Article III, paragraph E.

ARTICLE VI - REINSURANCE CLAIM SETTLEMENT

A. The REINSURER shall not be responsible for any obligation of the CEDING COMPANY to any party under any VARIABLE ANNUITY CONTRACTS issued by the CEDING COMPANY. The CEDING COMPANY is solely responsible for payment of claims under the VARIABLE ANNUITY CONTRACTS.

B. The CEDING COMPANY shall calculate the GMDB CLAIM in compliance with Schedule C-1, paragraph 1.

C. On or before the REMITTANCE DATE, the CEDING COMPANY shall forward to the REINSURER its statement of account and data requirements as set forth in Schedule G, together with its request for reimbursement for GMDB CLAIMS as shown therein, or at least sufficient data to show the GMDB claim was properly paid. If requested by the REINSURER, the CEDING COMPANY shall promptly provide the REINSURER with proof of claim, proof of claim payment and any other claim documentation identified by the REINSURER, in accordance with Schedule G. In cases that require escheatment to the state due to published death records (e.g., via the Social Security Death Master File or similar database), for deaths outside of the United States, or certain other exception situations, death certificates may not be available and alternative proofs of death shall be acceptable.

D. If the REINSURER does not reimburse GMDB CLAIMS by the REMITTANCE DATE of the following valuation month, interest calculated in accordance with
     Article III, paragraph E will be assessed from that REMITTANCE DATE and will continue until the GMDB CLAIMS are paid in full.

E.   A final statement of accounts prepared by the CEDING COMPANY is due sixty
     (60) days after the TERMINATION DATE. On or before this date, the CEDING COMPANY shall forward to the REINSURER its final statement of account as set forth in Schedule G. Based on the statement of account, any amounts owed by either party must be paid within thirty (30) days of receiving the statement of accounts. If amounts owed are not paid within thirty (30) days of receiving the statement of account, the amounts owed are subject to an interest charge in accordance with Article III, paragraph E, assessed beginning thirty (30) days after receiving the statement of account.

F. The CEDING COMPANY shall have six (6) months after the TERMINATION DATE to submit to REINSURER an amended final statement of account. Any amounts owed by either the CEDING COMPANY or the REINSURER based on the amended final statement of account must be paid within thirty (30) days of receipt of the amended final statement. If the amount owed is not paid within thirty (30) days of receiving the statement of account, the amount owed is subject to an interest charge in accordance with Article III, Paragraph E.

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ARTICLE VII - RESERVES

A. The REINSURER will hold mortality risk reserves for its share of liability on each policy calculated on a 1/24 Cx basis using the 1980 CSO Ultimate only and the prevailing statutory interest rate.

B. It is the intention of both the REINSURER and the CEDING COMPANY that the CEDING COMPANY qualifies for reinsurance credit in the Commonwealth of Massachusetts for reinsurance ceded hereunder.

C. In the event that the REINSURER is not an authorized reinsurer for the ability to provide the CEDING COMPANY reserve credit for the reinsurance provided hereunder as required by applicable laws and regulations of the Commonwealth of Massachusetts, provision for statutory reserves must be satisfied by the REINSURER, and shall be so satisfied if at the end of each calendar quarter and at all times interim until the next calendar quarter, any of the following are provided by the REINSURER at its cost:

          1. the funds (including any additional amounts legally required) are in a trust that complies with the CEDING COMPANY's applicable laws and regulations, subject to withdrawal solely by, and under the exclusive control of the CEDING COMPANY, held in a qualified United States financial institution, as defined below, are at least as great as the statutory reserves as of the most recent calendar quarter;

          2. cash or marketable securities are transferred to the CEDING COMPANY in an amount at least as great as the statutory reserves, with the actual investment earnings on the proceeds owned by the REINSURER;

          3. clean, irrevocable, unconditional letters of credit, in an amount at least as great as the statutory reserves, issued or confirmed by a qualified United States financial institution, meeting applicable standards of issuer acceptability as of the dates of their issuance and complying with the CEDING COMPANY' applicable laws and regulations; or

          4. a combination of (1), (2) and (3), such that the sum is at least as great as the statutory reserves.

D. If at the end of any calendar quarter the statutory reserve is a positive value less than $500,001, the REINSURER is not required to comply with
     Article VII, Section C.

E. A qualified United States financial institution means an institution that meets either subdivision (1) or (2):

          1. Is organized, or in the case of a United States office of a foreign banking organization, is licensed, under the laws of the United States or any state in the United States, is regulated, supervised, and examined by federal or state authorities having regulatory authority over banks and trust companies, and has been determined by the commissioner of Massachusetts to meet such standards of financial condition

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               and standing as are considered necessary and appropriate to regulate the quality of financial institutions whose letters of credit will be acceptable to the commissioner of Massachusetts.

          2. For those institutions that are eligible to act as a fiduciary of a trust, is organized, or in the case of a United States branch or agency office of a foreign banking organization, is licensed, under the laws of the United States or any state in the United States, has been granted authority to operate with fiduciary powers, and is regulated, supervised, and examined by federal or state authorities having regulatory authority over banks and trust companies.

ARTICLE VIII - LITIGATION

In the event of any action brought against the CEDING COMPANY under any VARIABLE ANNUITY CONTRACT that is subject to the terms and conditions of this Agreement, the CEDING COMPANY shall provide a copy of such action and written notice of such action within thirty (30) business days to the REINSURER.

ARTICLE IX - ACCESS TO RECORDS

A. The REINSURER, or its duly authorized representative, shall have access at any reasonable time during regular business hours, to all records of the CEDING COMPANY, including the right to photocopy and retain copies of such documents, which reasonably pertain to this Agreement. Records shall be maintained in accordance with prudent standards of insurance company record keeping and must be retained for a period of at least three (3) years after the final settlement date. Upon request, within one hundred and thirty
     (130) days following the end of each calendar year, the CEDING COMPANY and the REINSURER will provide each other with copies of their respective audited financial statements.

B. The CEDING COMPANY and the REINSURER may come into the possession or knowledge of Confidential Information of the other in fulfilling obligations under this Agreement. Each party agrees to hold such Confidential Information in the strictest confidence and to take all reasonable steps to ensure that such Confidential Information is not disclosed in any form by any means by each of them or by any of its employees to third parties of any kind, other than attorneys, accountants, reinsurance intermediaries, consultants, retrocessionaires, hedge or other risk mitigation counterparties in connection with its retrocession, CEDING COMPANY's or its affiliates' officers, directors, and employees who have a need for such information in the conduct of business, as might be necessary during the course of external audits, to the extent it is required to disclose any such information in its statutory filings, other than with respect to non-public personal information to the extent it is required to provide such information to any rating agency, or as required by applicable law or any order, request, or subpoena by any governmental authority, except by advance written authorization by an officer of the authorizing party; provided, however, that either party will be deemed to have satisfied its obligations as to the Confidential Information by protecting its confidentiality in the same manner that such party protects its own proprietary or Confidential Information of like kind which shall be at least a reasonable manner.

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     "Confidential Information" means any information which (1) is not generally available to or known by the public, or (2) has not been lawfully obtained or developed by either party independently and not in violation of this Agreement or from any source other than the other party, provided that such source is not bound by a duty of confidentiality to such other party, and which consists of:

          1. Information or knowledge about each party's products, processes, services, finances, customers, research, computer programs, marketing and business plans, claims management practices; and

          2. Any medical or other personal, individually identifiable information about people or business entities with whom the parties do business, including customers, prospective customers, vendors, suppliers, individuals covered by insurance plan, and each party's producers and employees.

          3.   Records provided pursuant to Paragraph A, above.

C. If either the CEDING COMPANY or the REINSURER discloses Confidential Information to its affiliates, officers, directors, employees, retrocessionaires or hedge counterparties, such parties shall also be bound by this Article's provisions on disclosing Confidential Information. The CEDING COMPANY or the REINSURER must inform the interested party of the provisions of this Article and agree to ensure that the interested parties honor the provisions.

D.   This Article expires 3 years after the TERMINATION DATE.

ARTICLE X - UNINTENTIONAL ERRORS, MISUNDERSTANDINGS OR OMISSIONS

It is expressly understood and agreed that if failure to comply with any terms of this Agreement is hereby shown to be the result of an unintentional error, misunderstanding or omission, on the part of either the CEDING COMPANY or the REINSURER, both the CEDING COMPANY and the REINSURER, will be restored to the position they would have occupied, had no such error, misunderstanding or omission occurred, subject always to the correction of the error, misunderstanding or omission.

ARTICLE XI - CURRENCY

All retentions and limits hereunder, and all monetary data elements as described in Schedule G, are expressed in United States dollars and all premium and claim payments shall be made in United States dollars.

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ARTICLE XII - INSOLVENCY

A. In the event of insolvency of the CEDING COMPANY, all reinsurance under this Agreement will be payable directly by the REINSURER to the CEDING COMPANY or to its liquidator, receiver, conservator or statutory successor on the basis of the REINSURER's liability to the CEDING COMPANY without diminution because of the insolvency of the CEDING COMPANY or because the liquidator, receiver, conservator or statutory successor of the CEDING COMPANY has failed to pay all or a portion of any claim.

B. In the event of insolvency of the CEDING COMPANY, the liquidator, receiver, or statutory successor will, within reasonable time after the claim is filed in the insolvency proceeding, give written notice to the REINSURER of all pending claims against the CEDING COMPANY on any contracts reinsured. While a claim is pending, the REINSURER may investigate and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses that it may deem available to the CEDING COMPANY or its liquidator, receiver, or statutory successor. The expense incurred by the REINSURER will be chargeable, subject to court approval against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit that may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURER. Where two or more REINSURERs are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of the reinsurance agreement as though such expense had been incurred by the CEDING COMPANY.

C. In the event of insolvency of the REINSURER, the CEDING COMPANY may recapture immediately all ceded benefits upon written notice to the REINSURER, its liquidator, receiver or statutory successor. The CEDING COMPANY shall also have a claim on the REINSURER for any reinsurance credit amounts including reserves, unearned premiums and other amounts due the CEDING COMPANY on such reinsurance, at the date of recapture.

D. If the REINSURER is not licensed or accredited to transact insurance or reinsurance in the Commonwealth of Massachusetts, then the following shall apply: In the event of the failure of the REINSURER to perform its obligations under the terms of this Agreement, the REINSURER, at the request of the CEDING COMPANY, shall submit to the jurisdiction of an alternative dispute resolution panel or any court of competent jurisdiction in any state of the United States, will comply with all requirements necessary to give such panel or court jurisdiction, and will abide by the final decision of such panel or court; and the REINSURER will designate the Commonwealth of Massachusetts Commissioner of Insurance or a designated attorney as its true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the CEDING COMPANY.

E. In the even of insolvency of the CEDING COMPANY, the reinsurance shall be payable under a contract(s) reinsured by the REINSURER on the basis of claims filed and allowed in the liquidation proceeding, without diminution because of the insolvency of the CEDING COMPANY. The payments shall be made directly to the CEDING COMPANY or to its domiciliary liquidator, except:
     (1) where the contract of insurance or reinsurance specifically

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     provides another payee of such reinsurance in the event of insolvency of the CEDING COMPANY, or (2) where the REINSURER, with the consent of the direct insured, has assumed the policy obligations of the CEDING COMPANY as direct obligations of the REINSURER to the payees under the policies and in substitution for the obligations of the CEDING COMPANY to the payees.

ARTICLE XIII - ARBITRATION

A. As a condition precedent to any right of action hereunder, any dispute between the parties with respect to the interpretation of this Agreement or any right, obligation or liability of either party, whether such dispute arises before or after termination of this Agreement, shall be submitted to arbitration upon the written request of either party. Each party shall select an arbitrator within thirty (30) days after the written request for arbitration. If either party refuses or neglects to appoint an arbitrator within thirty (30) days after the written request for arbitration, the other party may appoint the second arbitrator. The two arbitrators shall select an umpire within thirty (30) days after the appointment of the second arbitrator. If the two arbitrators fail to agree on the selection of the umpire within thirty (30) days after the appointment of the second arbitrator, either party may submit a request to the American Arbitration Association to select an umpire, subject to the requirements for such arbitrator set forth below.

B. The arbitrators and the umpire all shall be active or retired, disinterested executive officers of insurance or reinsurance companies. The umpire shall preside at all hearings and meetings of the panel and shall announce the decision of the panel. The majority vote of the arbitrators and the umpire shall be the decision of the panel. The decision shall be in writing signed by the majority in favor thereof.

C. The arbitration panel shall interpret this Agreement as an agreement entered into in the highest good faith in keeping with the commercially recognized customs and practices of the insurance business and shall make its decision considering said customs and practices. The arbitration panel is released from judicial formalities and shall not be bound by strict rules of procedure and evidence. Interpreting this Agreement, should it become necessary to refer to the laws of any particular jurisdiction, the arbitration panel shall apply the laws of the Commonwealth of Massachusetts without regard to the conflicts of laws provision thereof.

D. The decision of the arbitration panel shall be final and binding on both parties. The arbitration panel may, at its discretion, award costs and expenses as it deems appropriate, including, but not limited to, attorneys' fees, interest and compensatory damages. Judgment may be entered upon the final decision of the arbitration panel in any court of competent jurisdiction.

E. All meetings and hearings before the arbitration panel shall take place in Southborough, Massachusetts unless some other place is mutually agreed upon by both parties or ordered by the panel.

F. In the absence of a decision to the contrary by the arbitration panel, each party shall bear the expense of the arbitrator chosen by or for it and shall jointly and equally bear with the other party the expense of the umpire and of the arbitration.

ARTICLE XIV - OFFSET

Either party shall have, and may exercise at any time the right to offset any balance or amounts whether on account of premiums, or on account of claims or otherwise, due from one party to the other under the terms of this Agreement.

ARTICLE XV - MISCELLANEOUS

A. This Agreement will be binding to the parties and their respective successors and permitted assignees. This Agreement may not be assigned by either party without the written consent of the other.

B. The Reinsurer represents that premiums received by it are effectively connected with its conduct of a trade or business in the United States. If the Policies include for U.S. Federal Income Tax purposes Specified Insurance Contracts pursuant to Section 848 of the Internal Revenue Code or the Final Income Tax Regulations thereunder, the Parties, with respect to this Agreement, agree to make the election provided in Section 1.848-2(g)(8) of the Final Income Tax Regulations issued December 28, 1992 under Section 848 of the Internal Revenue Code of 1986.

     1. The terms used in this Section are defined by reference to Regulation 1.848-2 in effect December 1992.

     2. The Party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

     3. Both Parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

     4. The Ceding Company will submit a schedule to the Reinsurer by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement stating that the Ceding Company will report such net consideration in its tax return for the preceding calendar year.

     5. The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company by June 1. If the Reinsurer does not so notify the Ceding Company, the Ceding Company will report the net consideration as determined in its tax return for the previous calendar year.

     6. If the Reinsurer contests the Ceding Company's calculation of the net consideration, the Parties will act in good faith to reach an agreement as to the correct amount by July 1. If the Parties reach agreement on an amount of the net consideration, each Party will report such amount in their respective tax returns for the previous calendar year.

C. This Agreement means the text hereof and all Exhibits, Schedules and Amendments effected in accordance herewith. The Agreement constitutes the entire statement of agreement between the parties with regard to the subject matter hereof. There are no other understandings or agreements between the parties regarding the contracts reinsured other than as expressed in this Agreement. Any changes or additions to this Agreement must be effected by means of a written amendment that has been signed by both parties.

D. Notwithstanding the termination of this Agreement as provided herein, its provisions will continue to apply hereunder to the end that all obligations and liabilities incurred by each party hereunder will be full performed and discharged.

E. If any provision of this Agreement should be rendered invalid, illegal or unenforceable, the parties will renegotiate the Agreement in good faith to cure such invalid, illegal or unenforceable provision. If such negotiations are unsuccessful to resolve the matter, then (i) such invalid, illegal or unenforceable provision will be deleted from the Agreement, (ii) to the maximum extent permitted by law, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and
     (iii) this Agreement will be construed to give effect to the remaining provisions hereof to carry out its original intent.

ARTICLE XVI - NOTICES

A. All notices required to be given hereunder shall be in writing and shall be deemed delivered if personally delivered, sent via facsimile with evidence of successful transmission, sent via reputable overnight carrier, or dispatched by certified or registered mail, return receipt requested, postage prepaid, addressed to the parties as follows:

               Chief Financial Officer (with a copy to the General Counsel) Commonwealth Annuity and Life Insurance Company
               132 Turnpike Road
               Suite 210
               Southborough, MA 01772 USA
               Phone: 212-357-2632     Fax: 212-493-9460

               Reinsurance Treaty Department
               The Canada Life Assurance Company
               330 University Avenue
               Toronto, Ontario M5G 1R8 CANADA
               Phone: 416-597-1456     Fax:416-343-8488

B. Notice shall be deemed given on the date it is received in accordance with the foregoing. Any party may change the address to which to send notices by notifying the other party of such change of address in writing in accordance with the foregoing.

In witness whereof, the parties hereto have caused this Agreement to be signed in duplicate on the dates indicated to be effective as of the date specified above.

The Canada Life Assurance Company       Commonwealth Annuity and Life Insurance
                                        Company


By /s/ Jean-Francois Poulin             By /s/ Nicholas Von Moltke
   -----------------------------------     ------------------------------------

Name Jean-Francois Poulin               Name Nicholas Von Moltke
     ---------------------------------       ----------------------------------

Date 5/9/2012                           Date 5/7/2012
     ---------------------------------       ----------------------------------


By /s/ John Occleshaw                   By /s/ Jonathan Hecht
   -----------------------------------     ------------------------------------

Name John Occleshaw                     Name Jonathan Hecht
     ---------------------------------       ----------------------------------

Date 5/9/2012                           Date 5/7/2012
     ---------------------------------       ----------------------------------

                                   SCHEDULE A

            Description of Guaranteed Minimum Death Benefits (GMDBs)

The Guaranteed Minimum Death Benefits are described in the VARIABLE ANNUITY CONTRACTS, riders, or prospectuses.

I.   Dollar for Dollar Reduction for withdrawals:
          Maximum of (AV, premium, 7yr ratchet)
          Maximum of (AV, premium, 5yr ratchet)

II.  Proportionate or Blended Reduction for Withdrawals:
          Maximum of (AV, premium)
          Maximum of (AV, premium, 5yr ratchet)
          Maximum of (AV, 5% premium rollup, 1 yr ratchet)
          Maximum of (AV, premium, 1 yr ratchet)
          Maximum of (AV, 7% premium rollup)
          Maximum of (AV, 7% premium rollup, 1 yr ratchet)
          Maximum of (AV, premium, 15% Breakthrough ratchet)
          Maximum of (AV, premium, 10% Breakthrough ratchet)
          Maximum of (AV, 5% premium rollup, 15% Breakthrough ratchet) Maximum of (AV, 5% premium rollup, 10% Breakthrough ratchet)

                                   SCHEDULE B

             Investment Funds Subject to this Reinsurance Agreement

All Investment Funds available to VARIABLE ANNUITY CONTRACT owners on the EFFECTIVE DATE are subject to this Agreement. New Investment Funds, eligible for reinsurance hereunder since the EFFECTIVE DATE, are listed below:

GS VIT Global Navigator Markets Fund

                                  SCHEDULE C-1

                     Limits and Rules of the CEDING COMPANY

1) CEDING COMPANY will determine the Guaranteed Minimum Death Benefit for each contract within fourteen (14) days of receipt of the date the CEDING COMPANY determines the claim is in good order.

                                  SCHEDULE C-2

                        Limits and Rules of the REINSURER

1) REINSURER's liability cannot be increased as a result of CEDING COMPANY's actions with respect to contested claims.

2) REINSURER's liability cannot be increased as a result of extra-contractual entitlements granted by the CEDING COMPANY, including extension of the maximum annuity commencement date.

3) The REINSURER will not be liable for extra contractual damages (whether they constitute Compensatory damages, Statutory penalties, Exemplary or Punitive damages) which are awarded against the CEDING COMPANY unless such damages result from any action of or recommendation by the REINSURER.

                                   SCHEDULE D

                            REINSURANCE PREMIUM RATES
           by OLDEST INSURED LIFE'S ATTAINED AGE LAST BIRTHDAY and SEX

  ATTAINED
       AGE
     (ALB)         MALE      FEMALE
-----------------------------------
         0       123.0%      115.5%
         1       123.0%      115.5%
         2       123.0%      115.5%
         3       123.0%      115.5%
         4       123.0%      115.5%
         5       123.0%      115.5%
         6       123.0%      115.5%
         7       123.0%      115.5%
         8       123.0%      115.5%
         9       123.0%      115.5%
        10       123.0%      115.5%
        11       123.0%      115.5%
        12       123.0%      115.5%
        13       123.0%      115.5%
        14       123.0%      115.5%
        15       123.0%      115.5%
        16       123.0%      115.5%
        17       123.0%      115.5%
        18       123.0%      115.5%
        19       123.0%      115.5%
        20       123.0%      115.5%
        21       123.0%      115.5%
        22       123.0%      115.5%
        23       123.0%      115.5%
        24       123.0%      115.5%
        25       123.0%      115.5%
        26       123.0%      115.5%
        27       123.0%      115.5%
        28       123.0%      115.5%
        29       123.0%      115.5%
        30       123.0%      115.5%
        31       123.0%      115.5%
        32       123.0%      115.5%
        33       123.0%      115.5%
        34       123.0%      115.5%
        35       123.0%      115.5%
        36       123.0%      115.5%
        37       123.0%      115.5%
        38       123.0%      115.5%
        39       123.0%      115.5%
        40       123.0%      115.5%
        41       123.0%      115.5%
        42       123.0%      115.5%
        43       123.0%      115.5%
        44       123.0%      115.5%
        45       123.0%      115.5%
        46       123.0%      115.5%
        47       123.0%      115.5%
        48       123.0%      115.5%
        49       123.0%      115.5%
        50       123.0%      115.5%
        51       123.0%      115.5%
        52       123.0%      115.5%
        53       123.0%      115.5%
        54       123.0%      115.5%
        55       120.0%      113.0%
        56       120.0%      113.0%
        57       120.0%      113.0%
        58       120.0%      113.0%
        59       120.0%      113.0%
        60       118.5%      111.5%
        61       118.5%      111.5%
        62       118.5%      111.5%
        63       118.5%      111.5%
        64       118.5%      111.5%
        65       118.5%      110.5%
        66       118.5%      110.5%
        67       118.5%      110.5%
        68       118.5%      110.5%
        69       118.5%      110.5%
        70       118.5%      110.5%
        71       118.5%      110.5%
        72       118.5%      110.5%
        73       118.5%      110.5%
        74       118.5%      110.5%
        75       119.5%      111.0%
        76       119.5%      111.0%
        77       119.5%      111.0%
        78       119.5%      111.0%
        79       119.5%      111.0%
        80       122.0%      114.0%
        81       122.0%      114.0%
        82       122.0%      114.0%
        83       122.0%      114.0%
        84       122.0%      114.0%
        85       124.0%      114.0%
        86       125.0%      114.0%
        87       125.0%      114.0%
        88       125.0%      114.0%
        89       125.5%      114.0%
        90       130.0%      116.5%
        91       133.0%      118.5%
        92       133.5%      119.5%
        93       133.5%      120.0%
        94       133.5%      121.0%
        95       137.0%      125.5%
        96       138.0%      125.5%
        97       139.5%      127.0%
        98       141.5%      129.0%
        99       144.5%      131.5%
       100       147.5%      132.0%
       101       150.5%      132.0%
       102       154.0%      132.0%
       103       159.0%      132.0%
       104       162.5%      132.0%
       105       162.5%      132.0%
       106       162.5%      132.0%
       107       162.5%      132.0%
       108       162.5%      132.0%
       109       162.5%      132.0%
       110       162.5%      132.0%
       111       162.5%      132.0%
       112       162.5%      132.0%
       113       162.5%      132.0%
       114       162.5%      132.0%
      115+       162.5%      132.0%

                                   SCHEDULE E

                                 MORTALITY RATES
           by OLDEST INSURED LIFE's ATTAINED AGE LAST BIRTHDAY and SEX

Ruark VA Monthly Mortality Rates (Rates per $1 of NAR)

  ATTAINED
       AGE
     (ALB)        MALE      FEMALE
----------------------------------
         0     0.00003     0.00003
         1     0.00003     0.00003
         2     0.00002     0.00002
         3     0.00002     0.00002
         4     0.00002     0.00001
         5     0.00002     0.00001
         6     0.00001     0.00001
         7     0.00001     0.00001
         8     0.00001     0.00001
         9     0.00001     0.00001
        10     0.00001     0.00001
        11     0.00001     0.00001
        12     0.00002     0.00001
        13     0.00002     0.00001
        14     0.00002     0.00001
        15     0.00002     0.00002
        16     0.00003     0.00002
        17     0.00003     0.00002
        18     0.00003     0.00002
        19     0.00003     0.00002
        20     0.00003     0.00002
        21     0.00004     0.00002
        22     0.00004     0.00002
        23     0.00004     0.00002
        24     0.00004     0.00002
        25     0.00004     0.00002
        26     0.00005     0.00002
        27     0.00005     0.00002
        28     0.00005     0.00002
        29     0.00005     0.00002
        30     0.00005     0.00003
        31     0.00005     0.00003
        32     0.00006     0.00003
        33     0.00006     0.00003
        34     0.00006     0.00003
        35     0.00006     0.00003
        36     0.00006     0.00003
        37     0.00006     0.00004
        38     0.00006     0.00004
        39     0.00007     0.00004
        40     0.00007     0.00005
        41     0.00008     0.00005
        42     0.00009     0.00005
        43     0.00009     0.00005
        44     0.00010     0.00006
        45     0.00011     0.00006
        46     0.00012     0.00007
        47     0.00013     0.00008
        48     0.00014     0.00009
        49     0.00015     0.00010
        50     0.00016     0.00012
        51     0.00017     0.00013
        52     0.00019     0.00014
        53     0.00021     0.00016
        54     0.00023     0.00017
        55     0.00025     0.00019
        56     0.00028     0.00021
        57     0.00031     0.00023
        58     0.00035     0.00025
        59     0.00039     0.00027
        60     0.00043     0.00030
        61     0.00048     0.00033
        62     0.00053     0.00037
        63     0.00059     0.00041
        64     0.00065     0.00045
        65     0.00072     0.00050
        66     0.00080     0.00056
        67     0.00088     0.00062
        68     0.00098     0.00069
        69     0.00108     0.00076
        70     0.00120     0.00085
        71     0.00133     0.00094
        72     0.00148     0.00105
        73     0.00165     0.00116
        74     0.00184     0.00130
        75     0.00206     0.00145
        76     0.00232     0.00163
        77     0.00261     0.00183
        78     0.00295     0.00207
        79     0.00333     0.00233
        80     0.00376     0.00264
        81     0.00424     0.00299
        82     0.00478     0.00339
        83     0.00538     0.00384
        84     0.00604     0.00436
        85     0.00677     0.00495
        86     0.00757     0.00561
        87     0.00845     0.00635
        88     0.00939     0.00718
        89     0.01042     0.00810
        90     0.01152     0.00912
        91     0.01271     0.01025
        92     0.01398     0.01148
        93     0.01534     0.01283
        94     0.01679     0.01431
        95     0.01833     0.01591
        96     0.01997     0.01765
        97     0.02172     0.01952
        98     0.02359     0.02154
        99     0.02560     0.02371
       100     0.02774     0.02603
       101     0.03004     0.02852
       102     0.03249     0.03117
       103     0.03511     0.03400
       104     0.03792     0.03700
       105     0.04091     0.04018
       106     0.04410     0.04356
       107     0.04750     0.04712
       108     0.05111     0.05089
       109     0.05495     0.05487
       110     0.05903     0.05905
       111     0.06336     0.06345
       112     0.06795     0.06808
       113     0.07280     0.07293
       114     0.07792     0.07801
       115+    0.08333     0.08333

                                   SCHEDULE F

                          REINSURER Quota Share of Risk

For each VARIABLE ANNUITY CONTRACT, REINSURED NET AMOUNT AT RISK will be based on a 42% share of risk.

                                   SCHEDULE G

                     Reporting Format and Data Requirements

MONTHLY REPORTING DATA REQUIREMENTS (PREPARED BY CEDING COMPANY) ACTIVE CONTRACTS ONLY
Contract Identifier
Insured Life Indicator (Owner or Annuitant)
Insured Life Issue Age
Insured Life Sex
Joint Insured Life Issue Age (if applicable)
Joint Insured Life Sex (if applicable)
Issue Date
Cumulative Premiums
Cumulative Withdrawals
Account value by subaccount and in total
GMDB Type
GMDB Amount
NET AMOUNT AT RISK
Qualified Status
Termination Indicator (reported in first monthly report following termination) Maximum Annuity Commencement Date

QUARTERLY REPORTING REQUIREMENTS (PREPARED BY REINSURER)
GAAP Surplus position
Standard and Poor's Ratings

ADDITIONAL MONTHLY CLAIM REPORTING DATA REQUIREMENTS (PREPARED BY CEDING
COMPANY)
DEATHS ONLY:
This includes Monthly Reporting Data Requirements as of the Date of Notification (the date that death related paperwork is submitted in full), plus the following:

Date of Death
Date Claim Processed
Death Benefit Paid
Death Benefit Proceeds in Excess of Account Value

MONTHLY STATEMENT OF ACCOUNT (PREPARED BY CEDING COMPANY)
(prepared by Market and in aggregate)

1. Calculated value of GMDB CLAIMS to be reimbursed
2. Calculated value of REINSURED NET AMOUNT AT RISK and MONTHLY REINSURANCE PREMIUM